Dan Marino and James Altucher Discuss CRS and the Staffing Industry on Business Talk Radio

NEW YORK, N.Y. -- (Business Wire) – July 9, 2013 -- Corporate Resource Services, Inc. (OTCBB: CRRS), a diversified technology, staffing, recruiting, and consulting services firm,  today announced that Dan Marino and James Altucher discussed the Staffing Industry and Corporate Resource Services on Stansberry Radio Network on July 2, 2013.

“This interview is very informative and would be beneficial for all of the staffing industry to hear,” said Frank Vaccaro, President of Sales at Corporate Resource Services, Inc. “Dan and James conducted a great interview about CRS and the impact temporary staffing has on the business marketplace.”

“James Altucher shared his perspective on the employment sector and why companies are going to continue to shift their hiring trends towards temporary staffing,” said Mark Levine, Chief Operating Officer of Corporate Resource Services. “With the addition of Dan Marino assisting us with Business Development initiatives, it’s obvious that CRS is poised for tremendous growth opportunities over the next several years.”

The entire interview can be heard at http://www.stansberryradio.com/Porter-Stansberry/Latest-Episodes/Episode/291/0/Ep-80-Choose-Yourself

About Corporate Resource Services, Inc.:

Corporate Resource Services, Inc. provides cloud-based enterprise applications and hosting services to PEO and staffing companies, as well as diversified staffing, recruiting, and consulting services.  The Company offers trained employees in the areas of Insurance, Information Technology, Accounting, Legal, Engineering, Science, Healthcare, Life Sciences, Creative Services, Hospitality, Retail, General Business and Light Industrial work. The company’s blended staffing solutions are tailored to our customers’ needs and can include customized employee pre-training and testing, on-site facilities management, vendor management, risk assessment and management, market analyses and productivity/occupational engineering studies.

The Company’s ability to deliver broad-based solutions provides its customers a “one stop shop” to fulfill their staffing needs from professional services and consulting to clerical and light industrial positions. Depending on the size and complexity of an assignment, Corporate Resource Services can create an on-site facility for recruiting, training and administration at the customers’ location. Company recruiters have the latest state of the art recruiting resources available to help customers secure the best candidates in today's ever-changing marketplace. CRS’s national network of recruiters has staffing experts that get excellent results by focusing within their areas of expertise.

The Company operates 231 staffing and on-site facilities in 42 states and the District of Columbia and it offers its services to a wide variety of clients in many industries, ranging from sole proprietorships to Fortune 1000 companies.  To learn more, visit http://www.crsco.com.

This press release contains forward-looking statements, which are subject to risks and uncertainties. Such statements are based on assumptions and expectations which may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements. A number of these risks and other factors that might cause differences, some of which could be material, along with additional discussion of forward-looking statements, are set forth in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Source: Corporate Resource Services, Inc.

Corporate Resource Services, Inc.

Michael J. Golde

Chief Financial Officer

(646) 443-2380